UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 20, 2012
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EZCORP, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1901 Capital Parkway, Austin, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
On November 20, 2012, EZCORP, Inc. and its wholly-owned subsidiary, EZCORP Online, Inc. (collectively, “EZCORP”), as purchasers, entered into an Asset Purchase Agreement with Go Cash, LLC and certain of its affiliates (collectively, “Go Cash”), as sellers, pursuant to which EZCORP will purchase substantially all the assets of Go Cash's online lending business (www.gocash.com).
The assets to be acquired include a proprietary software platform, including a loan management system and decision engine; an internal customer service and collections call center; a portion of the existing Go Cash loan portfolio; customer lists, customer data and customer transaction information; certain contract rights and leases; and related property and equipment. At closing, EZCORP will hire substantially all of Go Cash's employees, including the management team, an internal underwriting and customer experience analytics team and dedicated customer service and collections call center representatives.
EZCORP will not assume any pre-closing liabilities of the sellers, other than trade payables and accounts payable incurred prior to closing in the ordinary course of business.
The purchase price for such acquisition will consist of an initial payment of $27 million payable at closing and guaranteed supplemental payments of $11 million payable on November 10, 2013, $6 million payable on November 10, 2014 and $6 million payable on November 10, 2015. In addition, within a specified period after the end of each of the first four years following the closing, EZCORP will make a contingent supplemental payment equal to the difference between (a) the adjusted net income for such year of the “Post-Closing Business Unit” (which will include all of EZCORP's online consumer lending business), multiplied by 6.0, and (b) all consideration payments theretofore actually paid.
Each payment may be made, in EZCORP's sole discretion, in cash or in the form of shares of EZCORP Class A Non-Voting Common Stock (the “EZCORP Stock”). In the case of a payment to be made in the form of EZCORP Stock, the number of shares to be issued will be determined on the basis of the average closing price of the EZCORP Stock on the Nasdaq Stock Market for the ten trading days prior to the issuance.
The Asset Purchase Agreement contains customary representations and warranties, covenants regarding the conduct of the business prior to closing, closing conditions (including receipt of regulatory approvals) and indemnification obligations. The Asset Purchase Agreement also contains termination provisions giving each of the parties the right to terminate the agreement under certain circumstances, including (in the case of EZCORP) the right to terminate if the average closing price of the EZCORP stock for the ten trading days prior to closing is $15.00 or less and (in the case of either party) the right to terminate if the closing has not occurred by December 31, 2012.
Special Note Regarding Forward-Looking Statements — This report contains certain forward-looking statements regarding EZCORP's expected operating and financial performance for future periods, as well as forward-looking statements regarding the completion of the proposed acquisition. These statements are based on EZCORP's current expectations.  Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changes in the regulatory environment, the receipt of all necessary regulatory approvals for the proposed acquisition and the satisfaction or waiver of the conditions to closing set forth in the Asset Purchase Agreement, changing market conditions in the overall economy and the industry, and consumer demand for EZCORP's products and services. For a discussion of these and other factors affecting EZCORP's business and prospects, see EZCORP's annual, quarterly and other reports filed with the Securities and Exchange Commission.
Item 7.01 — Regulation FD Disclosure
On November 27, 2012, EZCORP issued a press release announcing the proposed acquisition. A copy of that press release is filed as Exhibit 99.1 to this report.

Item 9.01 — Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release, dated November 27, 2012, issued by EZCORP, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date: November 27, 2012	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President,
General Counsel and Secretary